Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated October 27, 2009, with respect to the combined financial statements of King Cannon, Inc. and its wholly-owned subsidiary, Fuddruckers, Inc. and the affiliated company, KCI, LLC, and its wholly-owned subsidiary, Magic Brands, LLC included in the Current Report of Luby’s, Inc. on Form 8-K/A dated September 27, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Luby’s, Inc. on Form S-3/A (File No. 333-135057, effective October 12, 2006) and on Forms S-8 (File No. 333-135058, effective June 16, 2006, File No. 333-81606, effective January 29, 2002, File No. 333-81608, effective January 29, 2002, File No. 333-55140, effective February 7, 2001, and File No. 333-70315, effective January 8, 1999).

/s/ GRANT THORNTON LLP

Dallas, Texas

September 23, 2010